Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Laura J. Hughes	May 13, 2019
Executive Vice President
Chief Marketing Officer
(563) 589-2148
lhughes@htlf.com

Robert D. Regnier
Chairman, President & CEO
Blue Valley Ban Corp.
(913)338-1000
bregnier@bankbv.com

HEARTLAND FINANCIAL USA, INC. COMPLETES
ACQUISITION OF BLUE VALLEY BAN CORP.

Dubuque, Iowa, & Overland Park, Kansas, May 13, 2019 - Dubuque, Iowa-based Heartland Financial USA, Inc. (NASDAQ: HTLF) (“Heartland”) announced today the completion of its acquisition of Blue Valley Ban Corp. (OTCQX: BVBC) (“BVBC”) and its wholly-owned subsidiary, Bank of Blue Valley, headquartered in Overland Park, Kansas, at the close of business on May 10, 2019.

BVBC was merged with and into Heartland. In the merger, BVBC common shareholders (including holders of BVBC Series B preferred stock whose shares of Series B preferred stock were converted into an equal number of shares of common stock immediately prior to closing) received 0.3271 shares of Heartland common stock for each share of BVBC common stock owned immediately prior to closing (or approximately 2,060,000 shares of Heartland common stock in the aggregate).

Heartland expects the transaction to be immediately accretive to its earnings per share over the first full year of operations following the closing. The systems integration is planned for the third quarter of 2019.

Immediately following the closing of the merger between Heartland and BVBC, Bank of Blue Valley was merged with and into Heartland’s wholly-owned Kansas subsidiary, Morrill & Janes Bank and Trust Company (“Morrill & Janes Bank”). The combined bank will operate under the name “Bank of Blue Valley”. Robert D. Regnier, Chairman, President and CEO of Bank of Blue Valley, will lead Bank of Blue Valley as Executive Chairman and CEO and Wendy Reynolds, President and CEO of Morrill & Janes Bank, assumed the role of President of the combined bank.

“We are excited to expand our presence in the vibrant Kansas City and Johnson County markets,” said Lynn B. Fuller, Executive Operating Chairman of Heartland. “Bank of Blue Valley brings a strong team of experienced bankers, focused on providing exceptional customer service, enhancing our current presence in the Kansas City metropolitan market and surrounding communities. Bob Regnier is well-known and respected in the Kansas City banking community. We are excited he and his team joined the Morrill & Janes Bank team to build on our success in the market.”

With approximately $712 million in total assets, approximately $564 million of gross loans outstanding, and approximately $587 million of deposits as of March 31, 2019, Bank of Blue Valley is a 29-year-old full-service commercial bank that serves Johnson County and the greater Kansas City metropolitan area from five full-service banking centers in Kansas. Similarly, Morrill & Janes Bank serves commercial businesses, professionals and individuals from eight offices and had approximately $565 million in total assets, $339 million of gross loans outstanding and $474 million of deposits as of March 31, 2019.

Advisors:
In connection with the transaction, Panoramic Capital Advisors, Inc. served as financial advisor to Heartland and Dorsey & Whitney LLP served as Heartland’s legal counsel. D.A. Davidson & Co. served as financial advisor to BVBC and Hunton Andrews Kurth LLP served as BVBC’s legal counsel.

About Heartland Financial USA, Inc.
Heartland is a diversified financial services company with assets of approximately $12.0 billion (including the assets of Bank of Blue Valley). The Company provides banking, mortgage, private client, investment, treasury management, card services, and insurance services to individuals and businesses. After giving effect to the acquisition of Bank of Blue Valley, Heartland has 119 banking locations serving 88 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland is available at www.htlf.com.

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Forward-Looking Statements
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the merger of BVBC with and into Heartland. These forward-looking statements include statements about the benefits of the merger, including anticipated future results, cost savings and accretion to earnings. Risks relating to the merger include the following: the businesses of Morrill & Janes Bank and Bank of Blue Valley may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may be less than anticipated; credit and interest rate risks of Bank of Blue Valley may be greater than anticipated; and various difficulties associated with achieving anticipated future financial results of the combined bank may occur.

In addition, this release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war; (iii) changes in state and federal laws, regulations and governmental policies as they impact the company's general business; (iv) changes in interest rates and prepayment rates of the company's assets; (v) increased competition in the financial services sector and the inability to attract new clients; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions and Heartland's ability to successfully integrate acquired banks; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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